UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report: October 19, 2015
Date of Earliest Event Reported: October 16, 2015

VERTEX ENERGY, INC.
(Exact name of registrant as specified in its charter)

Nevada	001-11476	94-3439569
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

1331 Gemini Street
Suite 250
Houston, Texas 77058
(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (866) 660-8156

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[__]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[__]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[__]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[__]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective on October 16, 2015, the Compensation Committee of the Board of Directors of Vertex Energy, Inc. (the “Company”, “we” and “us”), approved the Company’s entry into an Executive Employment Agreement with John Strickland, who was appointed as the Company’s Chief Operating Officer effective October 1, 2015.

The employment agreement, which had an effective date of October 1, 2015, amended and replaced a prior employment agreement which was previously in place with Mr. Strickland and has the following terms:

The employment agreement has a term extending through December 31, 2018, provided that the agreement automatically extends for additional one year terms thereafter in the event neither party provides the other at least 60 days prior notice of their intention not to renew the terms of the agreement.

Pursuant to the terms of the agreement, Mr. Strickland’s annual compensation package includes (1) a base salary of $225,000 per year (increasing to up to $260,000 per year in the fourth quarter of fiscal 2016, assuming certain performance goals are met by the Company and Mr. Strickland), subject to annual increases as determined in the sole discretion of the Compensation Committee, and (2) a bonus payment to be determined in the sole discretion of the Compensation Committee in an annual targeted amount of not less than $75,000, subject to the compliance by Mr. Strickland with performance goals that may be established by the Compensation Committee from time to time, provided no goals have been established to date, and that in the absence of performance goals, the amount of such bonus would be wholly determined in the discretion of the Compensation Committee. Mr. Strickland is also eligible to receive a one-time bonus of between $150,000 and $250,000 during the fourth quarter of fiscal 2016 in the event performance goals to be established by the Compensation Committee are met. Mr. Strickland is also paid an automobile allowance of $650 per month during the term of the agreement and is eligible to participate in our stock option plan and other benefit plans.

The agreement prohibits Mr. Strickland from competing against us during the term of the agreement and for a period of twelve months after the termination of the agreement in any state and any other geographic area in which we or our subsidiaries provide Restricted Services or Restricted Products, directly or indirectly, during the twelve months preceding the date of the termination of the agreement. “Restricted Services” means the collection, trading, purchasing, processing, storing, aggregation, transportation, manufacture, distribution, recycling, storage, refinement, re-refinement and sale of Restricted Products, dismantling, demolition, decommission and marine salvage services and any other services that we or our subsidiaries have provided or are researching, developing, performing and/or providing at any time during the two years immediately preceding the date of termination, or which Mr. Strickland has obtained any trade secret or other confidential information about at any time during the two years immediately preceding the date of termination of the agreement. “Restricted Products” means used motor oil, petroleum by-products, vacuum gas oil, aggregated feedstock and re-refined oil products, gasoline blendstock, pygas and fuel oil cutterstock, oil filters, engine coolant and/or other hydrocarbons and any other product, that we or our subsidiaries have provided or are researching, developing, manufacturing, distributing, refining, re-refining, aggregating, purchasing, selling and/or providing at any time during the two years immediately preceding the date the agreement is terminated, or which Mr. Strickland obtained any trade secret or other confidential information in connection with at any time during the two years immediately preceding the date of termination of the agreement.

We may terminate Mr. Strickland’s employment (a) for “cause” (which is defined to include, a material breach of the agreement by Mr. Strickland, any act of misappropriation of funds or embezzlement by Mr. Strickland, Mr. Strickland committing any act of fraud, or Mr. Strickland being indicted of, or pleading guilty or nolo contendere with respect to, theft, fraud, a crime involving moral turpitude, or a felony under federal or applicable state law); (b) in the event Mr. Strickland suffers a physical or mental disability which renders him unable to perform his duties and obligations for either 90 consecutive days or 180 days in any 12-month period; (c) for any reason without “cause”; or (d) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above. The agreement also automatically terminates upon the death of Mr. Strickland.

Mr. Strickland may terminate his employment (a) for “good reason” (i.e., (a) if his position or duties are modified to such an extent that his duties are no longer consistent with the position of COO of the Company, (b) there has been a material breach by us of a material term of the agreement or Mr. Strickland reasonably believes that we are violating any law which would have a material adverse effect on our operations and such violation continues uncured thirty days after such breach and after notice thereof has been provided to us by Mr. Strickland, or (c) Mr. Strickland’s compensation is reduced without his consent, or we fail to pay to Mr. Strickland any compensation due to him upon five days written notice from Mr. Strickland informing us of such failure); provided, however, prior to any such termination by Mr. Strickland for “good reason”, Mr. Strickland must first advise us in writing (within 15 days of the occurrence of such event) and provide us 15 days to cure (5 days in connection with the reduction of Mr. Strickland’s salary or the failure to pay amounts owed to him)); (b) for any reason without “good reason”; and (c) upon expiration of the initial term of the agreement (or any renewal) upon notice as provided above.

In the event that Mr. Strickland’s employment is terminated for any reason (not including, however, a termination by us for “cause” or a termination as a result of Mr. Strickland’s death or disability) during the twelve month period following a Change of Control (a “Change of Control Termination”) or in anticipation of a Change of Control, we are required to pay Mr. Strickland, within 60 days following the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control, a cash severance payment in a lump sum in an amount equal to 3.0 times the sum of his current base salary and the amount of the last bonus payable to Mr. Strickland (the “Change of Control Payment”), which amount is due within 60 days of the later of (i) the date of such Change of Control Termination; and (ii) the date of such Change of Control. If Mr. Strickland’s employment terminates due to a Change of Control Termination within six (6) months prior to a Change of Control, it will be deemed to be “in anticipation of a Change of Control” for all purposes. In addition, in the event of a Change of Control, all of Mr. Strickland’s equity-based compensation immediately vests to Mr. Strickland and any outstanding stock options held by Mr. Strickland can be exercised by Mr. Strickland until the earlier of (A) one (1) year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances, provided that if Mr. Strickland’s employment ends in anticipation of a Change of Control and such equity-based compensation awards or stock options have previously expired pursuant to their terms, the Company is required to pay Mr. Strickland a lump sum payment, payable on the same date as the Change of Control Payment, equal to the black scholes value of the expired and unexercised equity compensation awards and stock options held by Mr. Strickland on the date of termination, based on the value of such awards had they been exercisable through the end of their stated term and had not previously expired. “Change of Control” for the purposes of the agreement means: (a) any person obtaining beneficial ownership representing more than 50% of the total voting power represented by our then outstanding voting securities without the approval of not fewer than two-thirds of our Board of Directors; (b) a merger or consolidation of us whether or not approved by our Board of Directors, other than a merger or consolidation that would result in our voting securities immediately prior thereto continuing to represent at least 50% of the total voting power outstanding immediately after such merger or consolidation, (c) our shareholders approving a plan of complete liquidation or an agreement for the sale or disposition by us of all or substantially all of our assets, or (d) as a result of the election of members to our Board of Directors, a majority of the Board of Directors consists of persons who are not members of the Board of Directors on October 1, 2015, except in the event that such slate of directors is proposed by a committee of the Board of Directors; provided that if the definition of “Change of Control” in our Stock Incentive Plans or Equity Compensation Plans is more favorable than the definition above, then such definition shall be controlling.

If Mr. Strickland’s employment is terminated pursuant to his death, disability, the end of the initial term (or any renewal term), without “good reason” by Mr. Strickland, or by us for “cause”, Mr. Strickland is entitled to all salary accrued through the termination date and no other benefits other than as required under the terms of employee benefit plans in which Mr. Strickland was participating as of the termination date. Additionally, any unvested stock options or equity compensation held by Mr. Strickland immediately terminate and are forfeited (unless otherwise provided in the applicable award) and any previously vested stock options (or if applicable equity compensation) are subject to the terms and conditions set forth in the applicable Stock Incentive Plan or Equity Compensation Plan, or award agreement, as such may describe the rights and obligations upon termination of employment of Mr. Strickland.

If Mr. Strickland’s employment is terminated by Mr. Strickland for “good reason”, or by us without “cause”, (a) Mr. Strickland is entitled to continue to receive the salary due pursuant to the terms of the agreement at the rate in effect upon the termination date for twelve (12) months following the termination date, payable in accordance with our normal payroll practices and policies; (b) Mr. Strickland is entitled to the pro rata amount of any cash bonus which would be payable to Mr. Strickland had he remained employed for an additional twelve months following the termination date; and (c) provided Mr. Strickland elects to receive continued health insurance coverage through COBRA, we are required to pay Mr. Strickland’s monthly COBRA contributions for health insurance coverage, as may be amended from time to time (less an amount equal to the premium contribution paid by active Company employees, if any) for twelve months following the termination date; provided, however, that if at any time Mr. Strickland is covered by a substantially similar level of health insurance through subsequent employment or otherwise such obligation ceases. Additionally, unvested benefits (whether equity or cash benefits and bonuses) will vest immediately upon such termination and any outstanding stock options previously granted to Mr. Strickland will vest immediately upon such termination and will be exercisable until the earlier of (A) one year from the date of termination and (B) the latest date upon which such stock options would have expired by their original terms under any circumstances.

The agreement contains standard assignment of inventions, indemnification and confidentiality provisions. Further, Mr. Strickland is subject to non-solicitation covenants during the term of the agreement.

Although Mr. Strickland will be prohibited from competing with us while he is employed with us, he will only be prohibited from competing for twelve months after his employment with us ends pursuant to the agreement, provided that Mr. Strickland is also prohibited from competing against us in connection with certain of our operations until August 17, 2017, pursuant to a prior Non-Competition and Non-Solicitation Agreement entered into with Mr. Strickland.

The description of the employment agreement above is not complete and is qualified in its entirety by reference to the employment agreement, which is filed herewith as Exhibit 10.1 and incorporated by reference herein.

Item 9.01 Financial Statements And Exhibits.

Exhibit No.	Description

10.1*	Executive Employment Agreement with John Strickland (COO), effective October 1, 2015

* Filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

VERTEX ENERGY, INC.

Date: October 19, 2015	By: /s/ Chris Carlson
Chris Carlson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1*	Executive Employment Agreement with John Strickland (COO), effective October 1, 2015

* Filed herewith.